UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

Mace Security International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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401 East Las Olas Boulevard, Suite 1570 Fort Lauderdale, Florida 33301 (954) 495-4460
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Date: December 14, 2007
Time: 11:00 AM, Eastern Time
Location:
Las Olas City Centre
401 East Las Olas Blvd.
Ft. Lauderdale, Florida 33301
To Mace Security International, Inc. Stockholders:
We invite you to attend our 2007 Annual Meeting of Stockholders. At this meeting, you and the other stockholders will be able to vote on the following proposals, together with any other business that may properly come before the meeting:
1.
Election of six directors to the Board of Directors for one-year terms. The Board has nominated for election Louis D. Paolino, Jr., Mark S. Alsentzer, Constantine N. Papadakis, Ph.D., Dennis R. Raefield, Gerald T. LaFlamme and John C. Mallon.

2.	Ratification of the Audit Committee’s appointment of Grant Thornton LLP as Mace’s registered public accounting firm for fiscal year 2007.
You may vote on these proposals in person by attending the Annual Meeting or by proxy. The attached proxy statement provides details on voting by proxy. If you cannot attend the Annual Meeting, we urge you to complete and return promptly the enclosed proxy in the enclosed self-addressed stamped envelope so that your shares will be represented and voted at the Annual Meeting in accordance with your instructions. Of course, if you attend the Annual Meeting, you may withdraw your proxy and vote your shares.
Only stockholders of record at the close of business on November 2, 2007 can vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

By Order of the Board of Directors,

/s/ Robert M. Kramer
Fort Lauderdale, Florida	Robert M. Kramer
November 6, 2007	Secretary

TABLE OF CONTENTS

INTRODUCTION	1
About This Proxy Solicitation	1
About the Annual Meeting	2
How To Vote Your Shares	3
THE PROPOSALS	4
Proposal 1. Election of Directors	4
Proposal 2. Ratification of Independent Registered Public Accounting Firm	8
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	8
Audit Fees and Related Matters	8
Presence of Independent Registered Public Accounting Firm	8
ABOUT THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS	9
About the Board and its Committees	9
Meetings of Board and its Committees During 2006	9
Director Attendance at Annual Meetings	11
Nominating Committee	12
Audit Committee	12
Audit Committee Report	13
Compensation Committee Interlocks and Insider Participation	14
Executive Officers	14
EXECUTIVE COMPENSATION	15
Executive Compensation Discussion and Analysis	15
Compensation Committee Report	23
Executive Compensation Table	24
Louis D. Paolino, Jr., Employment Agreement	25
Gregory M. Krzemien, Employment Agreement	25
Robert M. Kramer, Employment Agreement	26
Ronald R. Pirollo, Employment Agreement	26
Potential Payments upon Termination or Change of Control	26
Grants of Stock Options	28
Aggregated Option and Warrant Exercises in Last Fiscal Year	30
THE PRINCIPAL STOCKHOLDERS OF MACE	31
Beneficial Ownership	31
Section 16(a) Beneficial Ownership Reporting Compliance.	33
ADDITIONAL INFORMATION	33
Certain Relationships and Related Party Transactions	33
Deadline For Stockholder Proposals	34
Stockholder Access Policy	34
Mace’s Annual Report	34
ii

401 East Las Olas Blvd., Suite 1570 Fort Lauderdale, Florida 33301 (954) 495-1300

PROXY STATEMENT

INTRODUCTION
The Board of Directors is soliciting proxies to be used at the 2007 Annual Meeting of Stockholders of Mace Security International, Inc. (“Mace” or the “Company”) to be held on Friday, December 14, 2007 at 11:00 AM, Eastern Time, at the Las Olas City Centre, 401 East Las Olas Blvd., Ft. Lauderdale, Florida 33301. Mace will begin mailing this proxy statement and the enclosed form of proxy on or about November 6, 2007 to its stockholders entitled to vote at the Annual Meeting.
The Board of Directors is soliciting your proxy to encourage you to vote on the proposals at the Annual Meeting and to obtain your support for the proposals. You are invited to attend the Annual Meeting and vote your shares directly. If you do not attend, you may vote by proxy, which allows you to direct another person to vote your shares at the Annual Meeting on your behalf, using the accompanying proxy card. Even if you plan to attend the Annual Meeting, it is a good idea to complete, sign and return the proxy card in case your plans change. You can always vote in person at the Annual Meeting, even if you have already returned the proxy card.
About This Proxy Solicitation
This proxy solicitation has two parts: the proxy card and this proxy statement.
The Proxy Card The proxy card permits you to vote by proxy, whether or not you attend the Annual Meeting. When you sign the proxy card, you appoint certain individuals as your representatives at the Annual Meeting. They will vote your shares of Mace common stock at the Annual Meeting as you have instructed on the proxy card. If a proposal comes up for a vote that is not on the proxy card, and for which the Company did not receive notice of at least 45 days before this solicitation, they will vote your shares as they deem appropriate.
This Proxy Statement This proxy statement contains important information for you to consider when deciding how to vote on the proposals. Please read it carefully. It is divided into six sections following this Introduction:
Mace will bear the cost for soliciting proxies for an affirmative vote on the proposals. Mace will not reimburse any other person or entity for the cost of preparing its own proxy materials or soliciting proxies for any matter. Mace’s directors, officers and employees may solicit proxies, but will receive no special compensation for any solicitation activities. Proxies may be solicited by mail, in person, by telephone, facsimile or by other means. Mace will reimburse brokers, nominees, custodians and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of Mace common stock.

About the Annual Meeting
When And Where Mace will hold the Annual Meeting on Friday, December 14, 2007, at 11:00 AM, Eastern Time, at the Las Olas City Centre, 401 East Las Olas Blvd., Ft. Lauderdale, Florida, 33301.
Record Date The Board has fixed the close of business on November 2, 2007 as the record date for the Annual Meeting. All stockholders of record at that time are entitled to notice of and are entitled to vote in person or by proxy at the Annual Meeting.
Quorum Requirement Mace’s bylaws require that a majority of outstanding shares of Mace common stock must be represented at the Annual Meeting, whether in person or by proxy, constituting a quorum in order to transact business. Abstentions and broker non-votes will be counted in determining whether there is a quorum at the Annual Meeting.
The Proposals Stockholders will vote on the following proposals at the Annual Meeting:
•	election of six directors; and
•	ratification of the Audit Committee’s appointment of Grant Thornton LLP as Mace’s independent registered public accounting firm for fiscal year 2007.
Other Matters There were no stockholder proposals submitted for the Annual Meeting for inclusion in this Proxy. Neither Mace nor its Board intends to bring any other matter before the Annual Meeting. If other matters requiring the vote of the stockholders properly come before the Annual Meeting, which were omitted from this proxy statement pursuant to Rule 14a-8 or 14a-9 promulgated under the Securities Exchange Act of 1934, as amended, or which the Board did not know would be presented at least 45 days before this solicitation, the persons named in the enclosed proxy will have discretionary authority to vote the proxies held by them with respect to such matters in accordance with their best judgment on such matters.
Presence of Independent Registered Public Accountants Representatives of Grant Thornton LLP, Mace’s independent registered public accounting firm, will be present at the Annual Meeting. They will have the opportunity to make a statement at the Annual Meeting, if they choose, and they are expected to be available to respond to stockholder questions.
The Stockholders As of the record date of November 2, 2007 there were 16,465,253 shares of Mace common stock issued and outstanding. A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose relating to the Annual Meeting for ten days prior to the meeting during ordinary business hours at Mace’s headquarters located at 401 East Las Olas Boulevard, Suite 1570, Fort Lauderdale, Florida 33301.
Voting at the Annual Meeting
You are entitled to one vote for each share of Mace common stock that you owned of record at the close of business on November 2, 2007. The presence, in person or by proxy, of the holders of a majority of shares of common stock issued and outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions are counted as “shares present” at the meeting for purposes of determining whether a quorum exists. Abstentions have the effect of a vote “against” any matter to which they are specified. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called “broker non-votes”) are considered “shares present” at the meeting for purposes of determining whether a quorum exists. Broker non-votes will not affect the outcome of the vote on any matter unless the matter requires the affirmative vote of a majority of the outstanding shares and in such case will have the effect of a vote “against” that matter.

The six nominees for director receiving the highest number of affirmative votes shall be elected as directors. Stockholders do not have the right to cumulate their votes in the election of directors. The other proposal requires the approval of a majority of all shares of Mace common stock entitled to vote for such proposal that are represented at the Annual Meeting in person or by proxy.
How To Vote Your Shares
You may vote in one of two ways:
•	return your completed, signed and dated proxy card before the Annual Meeting; or
•	cast a written ballot in person at the Annual Meeting (you will need a legal proxy from your stockbroker if you hold your shares in street name).
Voting By Proxy The proxy card has simple instructions. By returning a completed proxy card before the Annual Meeting, you will direct the appointed persons (known as “proxies”) to vote your shares at the Annual Meeting in accordance with your instructions. Gregory M. Krzemien and Robert M. Kramer will serve as your proxies for the Annual Meeting. If you complete the entire proxy card except for the voting instructions, the proxies will vote your shares for the election of the nominated directors and for the ratification of the appointment of Grant Thornton LLP as Mace’s independent registered public accounting firm for fiscal year 2007. If any nominee for election to the Board is unable to serve, which is not anticipated, then the designated proxies will vote your shares for any substitute nominee chosen by the Board. If any other matters properly come before the Annual Meeting, then the designated proxies will vote your shares in their discretion on such matters.
How To Revoke Your Proxy You may revoke your proxy at any time before it is exercised at the Annual Meeting by any of the following means:
•	notifying Mace’s Secretary in writing (notice to be sent to Mace’s executive offices, the address for which is located on the first page of this proxy statement);
•	submitting another proxy card with a later date; or
•	attending the Annual Meeting and voting by written ballot (mere attendance at the Annual Meeting will not by itself revoke your proxy).
Only the record owner of your shares can vote your shares or revoke a proxy the record owner has given. If your shares are in street name, you will not be able to revoke the proxy given by the street name holder.

THE PROPOSALS
Proposal 1. Election of Directors
Election of six directors to the Board of Directors for a one-year term and until their respective successor is duly elected and qualified.
Nominees

Louis D. Paolino, Jr.	Dennis R. Raefield
Mark S. Alsentzer	Gerald T. LaFlamme
Constantine N. Papadakis, Ph.D.	John C. Mallon
Louis D. Paolino, Jr., Mark S. Alsentzer, Constantine N. Papadakis, Ph.D., Matthew J. Paolino, Dennis R. Raefield and Burton Segal currently serve on the Board of Directors. Burton Segal and Matthew J. Paolino have not been nominated for election.
Lawndale Capital Management, LLC (“Lawndale Capital”) had threatened to conduct a proxy contest at the 2007 Annual Shareholder Meeting to elect four individuals selected by Lawndale Capital (two of the four were Mr. Raefield and Mr. LaFlamme) and to adopt a Bylaw change which would amend the criteria used by the Company to determine the “independence” of a director. Discussions between the Company and Lawndale Capital were held but no resolution was reached. The Board of Directors, hoping to avoid an expensive proxy contest and believing it was in the best interests of the Company, advised Lawndale Capital that the Company would be taking the following actions:
•
adopting an amendment to its Bylaws providing that at least two thirds of the Board of Directors shall be independent, and listing criteria to be used by the Company to determine the “independence” of a director, including certain familial relationships and relationships with the Company that would prohibit a director from being considered independent;

•	amending the Company’s Corporate Governance Guidelines to provide that the independent directors would make Board of Director Committee assignments;
•	expanding the Board of Directors from five to six members and appointing Dennis R. Raefield to fill the director vacancy created by the expansion; and
•	nominating the six directors currently standing for election as the Company’s director slate to be elected at the 2007 Annual Stockholders Meeting.
Lawndale Capital notified the Company that if the Company took the four actions listed above, Lawndale Capital would not conduct a proxy contest. The Company took the first three actions listed above on October 16, 2007 and nominated the six directors on November 5, 2007.
Of the six directors who have been nominated, Mr. Raefield and Gerald LaFlamme were recommended by Lawndale, John C. Mallon was submitted to the Company’s Nominating Committee by Louis Paolino, Jr., Mace’s Chief Executive Officer and the remaining three of nominees are current Board members, Mark Alsentzer, Dr. Constantine Papadakis and Louis D. Paolino, Jr. All nominees have agreed to be nominated to stand for election at the 2007 Annual Meeting. Both Mr. Raefield’s and Mr. LaFlamme’s agreement to be nominated were given on their understanding that the director slate would be those individuals which have been nominated.

Biographical information for each nominee appears below.

Louis D. Paolino, Jr.
Age:	51
Director Since:	May 24, 1999

Principal Occupation:
May 24, 1999-Present	President and Chief Executive Officer of Mace

July 1, 1999-Present	Chairman of the Board of Mace

Recent Business Experience:
June 1996-December 1998	Chairman of the Board, President and Chief Executive Officer of Eastern Environmental Services, Inc. (a waste management company)

Mark S. Alsentzer
Age:	52
Director Since:	December 15, 1999
Principal Occupation:
January 2006-Present	Chief Executive Officer and Director of Pure Earth, Inc.

Recent Business Experience:
December 1996- October 2005	Director, U.S. Plastic Lumber Corporation (a plastic lumber and recycling company)

December 1996- July 2004	President and Chief Executive Officer of U.S. Plastic Lumber Corporation (a plastic lumber and recycling company)

1992-December 1996	Vice President of Republic Environmental System, Inc. (an environmental services company)

Other Directorships:	Pure Earth, Inc.

Involvement in Certain Legal Proceedings:	On July 23, 2004, U.S. Plastic Lumber Corporation filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. At the time of the Chapter 11 filing, Mark S. Alsentzer, a director of Mace, was Chairman, President and Chief Executive Officer of U.S. Plastic Lumber Corporation. Mr. Alsentzer is no longer Chairman, a director, President or Chief Executive Officer of U.S. Plastic Lumber Corporation.

Constantine N. Papadakis, Ph.D.
Age:	61
Director Since:	May 24, 1999
Principal Occupation:
1995-Present	President of Drexel University
Recent Business Experience:
1986-1995	Dean of the College of Engineering at the University of Cincinnati

Other Directorships:	Met-Pro Corporation, The Philadelphia Stock Exchange, Amkor Technology, Inc., Aqua America, Inc., CDI, Inc., The Executive Committee of the Greater Philadelphia Chamber of Commerce, the Opera Company of Philadelphia, the National Commission for Cooperative Education, and the World Trade Center of Philadelphia.

Dennis Raefield
Age:	59
Director Since:	October 16, 2007
Principal Occupation:
April 2007-Present	President of Edge Integration Systems, Inc. (a manufacturer of security access control systems)

Recent Business Experience:
February 2005-February 2006	President of Rosslare Security Products, Inc. (a manufacturer of diverse security products)

February 2004-February 2005	President of NexVision Consulting (security business consultant)

January 2003-February 2004	President of Ortega InfoSystems (a software developer)

October 1998-November 2002	President of Ademco and Honeywell Access Systems, (a division of Honeywell, Inc. that manufactured access control systems)

Gerald T. LaFlamme
Age:	68
Principal Occupation:
2004- Present	President of JL Development Company, Inc. (a real estate development and consulting company)

Recent Business Experience:
2001-2004	Senior Vice President and CFO of Davidson Communities, LLC (a regional home builder)

1978-1997	Area Managing Partner, Ernst & Young, LLP, and a predecessor accounting firm in San Diego, CA.

Other Directorships:	Arlington Hospitality Inc. (Chairman of Audit Committee)

Involvement in Certain Legal Proceedings:	On August 31, 2005, Arlington Hospitality Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. At the time of the Chapter 11 filing, Mr. LaFlamme was a director.

John C. Mallon
Age:	72
Principal Occupation:
1994- Present	Managing Director of Mallon Associates (an investment bank and broker specializing in the security industry)

Recent Business Experience:
1994 to 2006	Editor and Publisher of Mallon’s Security Investing and Mallon’s Security Report (financial newsletters tracking more than 250 public security companies)

Other Directorships:	Good Harbor Partners Acquisition Corporation (a public special purpose acquisition corporation focusing on acquisitions in the global security market) and IBI Armored Services, Inc. (a privately held national armored trucking, and money processing company), Mr. Mallon is the Chairman of the Board of IBI Armored Services, Inc., and is a Director and Chairman of the Audit Committee of Good Harbor Partners Acquisition Corporation
The Board of Directors recommends that you vote FOR the election of Louis D. Paolino, Jr., Mark S. Alsentzer, Constantine N. Papadakis, Ph.D., Dennis R. Raefield, Gerald T. LaFlamme, and John C. Mallon to Mace’s Board.

Proposal 2. Ratification of Independent Registered Public Accounting Firm
Ratification of the Audit Committee’s appointment of Grant Thornton LLP as Mace’s independent registered public accounting firm for fiscal year 2007.
The Audit Committee of the Board of Directors selects the independent registered public accounting firm to audit Mace’s books of account and other corporate records. The Audit Committee’s selection of Grant Thornton LLP to audit Mace’s books of account and other corporate records for 2007, which has been approved by the Board of Directors, is being submitted to you for ratification.
The Board of Directors recommends that you vote FOR the ratification of the appointment of Grant Thornton LLP as Mace’s independent registered public accounting firm for fiscal year 2007.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
About Prior Audits
The reports of Grant Thornton LLP on Mace’s consolidated financial statements for the fiscal years ended December 31, 2006, 2005, 2004, 2003 and 2002, did not contain any adverse opinion or disclaimer of opinion, or modification or qualification as to uncertainty, audit scope or accounting principles. In connection with its audits for each of the last three fiscal years, there have been no disagreements between Mace and Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton LLP, would have caused them to refer to any such disagreements in their report on Mace’s consolidated financial statements for such years.
Audit Fees and Related Matters
Audit Fees The Company was billed $456,314 by Grant Thornton LLP for the audit of Mace’s annual financial statements for the fiscal year ended December 31, 2006, and for the review of the financial statements included in Mace’s Quarterly Reports on Forms 10-Q filed during 2006 through May 31, 2007. The Company was billed $492,228, by Grant Thornton LLP for the audit of Mace’s annual financial statements for the fiscal year ended December 31, 2005, and for the review of the financial statements included in Mace’s Quarterly Reports on Forms 10-Q filed during 2005.
Tax Fees The Company was billed $64,553 and $54,008 for tax compliance services rendered by Grant Thornton LLP during 2006 and 2005, respectively. The services provided were aiding the Company in the preparation of federal, state and local tax returns.
All Other Fees. The Company did not incur any other fees during 2006 or 2005.
Other Matters. The Audit Committee of the Board of Directors has considered whether the provision of financial information systems design and implementation services and other non-audit services is compatible with maintaining the independence of Mace’s registered public accountants, Grant Thornton LLP. The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors. All auditing services and permitted non-audit services in 2005 and 2006 were pre-approved. The Audit Committee may delegate authority to the chairman, or in his or her absence, a member designated by the chairman to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such person or subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.
Presence of Independent Registered Public Accounting Firm
Representatives of Grant Thornton LLP will be at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting, if they desire to do so, and will be available to respond to appropriate questions.

ABOUT THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS
About the Board and its Committees
Mace’s Board is currently comprised of six directors: Louis D. Paolino, Jr., Mark S. Alsentzer, Constantine N. Papadakis, Ph.D., Matthew J. Paolino, Burton Segal and Dennis Raefield. Each director position is elected annually for a one-year term.
Mace has Corporate Governance Guidelines, which were adopted by the Board and provide that, commencing with the 2007 Annual Stockholders Meeting, two-thirds of the Company’s directors should be independent. Prior to the 2007 Annual Stockholders Meeting a majority of directors were required to be independent. The independence of a director is currently determined by the Board of Directors applying the criteria established by the rules of the NASDAQ Global Market. After the 2007 Annual Stockholders Meeting, the Board of Directors will determine a director’s independence using the criteria set forth in Section 3.14 of the Company’s Bylaws which sets forth certain familial relationships and relationships with the Company that prohibit a director from being independent. The criteria set forth in Section 3.14 of the Company’s Bylaws may be examined by stockholders on the Company’s web site at www.mace.com under the heading of Investor Relations. The Board has determined that Messrs. Alsentzer, Dr. Papadakis, Burt Segal and Dennis Raefield are independent under the rules of the NASDAQ Global Market. The Board has also determined that Messrs. Alsentzer, Dr. Papadakis, Dennis R. Raefield, Gerald T. LaFlamme and John C. Mallon are independent under the criteria of Section 3.14 of the Company’s Bylaws.
The Board has a Nominating Committee, an Audit Committee, a Compensation Committee, and an Ethics and Corporate Governance Committee. All of the committees of the Board are governed by a charter and such charters, along with the Company’s Corporate Governance Guidelines, and Bylaws are posted on the Company’s website at www.mace.com. All members of the Audit Committee, Compensation Committee, Nominating Committee, and the Ethics and Corporate Governance Committee of the Board are independent directors within the meaning of the rules of the NASDAQ Global Market.
Meetings of Board and its Committees During 2006
Mace’s Board of Directors held fourteen formal meetings during 2006. Committees of the Board of Directors held twenty three formal meeting during 2006. All directors attended more than 75% of the aggregate of Mace’s Board meetings and the meetings of the committees of the Board on which they served. In addition to meeting as members of committees, the independent directors held informal meetings in 2006 as independent directors, without minutes being taken.

The following chart describes the composition and functions of the Board committees.

BOARD COMMITTEES
		No. of
		Meetings
		Held in
Committee	Members	2006	Functions

Audit	Burton Segal* Mark S. Alsentzer Constantine N. Papadakis, Ph.D.	13
•     Selects independent registered public accounting firm.

•     Confers with independent registered public accounting firm and internal personnel on the scope of registered public accounting firm’s examinations.

•     Reviews internal controls and procedures.

•     Reviews related party transactions.

Compensation	Burton Segal Mark S. Alsentzer Constantine N. Papadakis, Ph.D.*	8
•     Annually reviews CEO compensation and performance.

•     Annually establishes goals for CEO.

•     Annually reviews COO and CFO compensation.

•     Annually approves compensation for CEO, COO and CFO.

•     Reviews and determines Director compensation.

•     Hires compensation consultants.

•     Recommends executive compensation to the Board.

•     Administers Mace’s Nonqualified Stock Option Plan.

•     Administers Mace’s 1999 Stock Option Plan.

•     Administers director compensation.

Nominating	Burton Segal Mark S. Alsentzer* Constantine N. Papadakis, Ph.D.	2
•     Develops and recommends to the Board criteria for the selection of new directors to the Board.

•     Seeks candidates to fill vacancies in the Board.

•     Retains and terminates search firms to be used to identify director candidates.

•     Recommends to the Board processes for evaluating the performance of the Board.

•     Recommends to the Board nominees for election as directors at the annual meeting of stockholders.

Ethics and Corporate Governance	Burton Segal* Mark S. Alsentzer Constantine N. Papadakis, Ph.D.	_
•     Recommends to the Board changes to the Company’s Code of Ethics and Business Conduct, Insider Trading Policy and Corporate Disclosure Policy.

•     Monitors employee compliance with the Code of Ethics and Business Conduct Policy, Insider Trading Policy and Corporate Disclosure Policy.

•     Reviews, along with the Audit Committee, allegations of wrongdoing concerning directors and the Chief Executive Officer.

•     Makes recommendations to the Board regarding responses to inquiries by regulatory authorities relating to the Company’s Code of Ethics and Business Conduct, Insider Trading Policy and Corporate Disclosure Policy.

* Designates Chairman of Committee

Director Compensation
The following table provides summary information concerning cash and certain other compensation paid or accrued by Mace to or on behalf of Mace’s Directors for the year ended December 31, 2006, other than Louis D. Paolino, Jr. whose compensation is described on page 15 of this proxy statement.

	Fees
	Earned or		All
	Paid in	Option	Other
	Cash	Awards	Compensation
Name	($) (1)	($) (2)	($)	Total

Constantine N. Papadakis, Ph.D	$42,000	$34,002	$—	$76,002

Mark Alsentzer	$41,000	$34,002	$—	$75,002

Burton Segal	$32,000	$25,643	$—	$57,643

Matthew Paolino (3)	$—	$25,643	$—	$25,643

1.
The fees earned and paid in cash to the named Directors for their service in 2006 includes a special fee regarding the immigration investigation conducted by the Audit Committee in 2006 as follows: Mark Alsentzer-$25,000; Constantine N. Papadakis, Ph.D.- $25,000; and Burton Segal-$15,000.

2.
The aggregate options outstanding at December 31, 2006 were as follows: Mark Alsentzer-107,500 options; Constantine Papadakis, Ph.D.-102,500 options; Burton Segal-55,000 options; and Matthew Paolino-111,500 options. Assumptions used in the calculation of these amounts are included in Note 2 to the Company’s Audited Financial Statement for the fiscal year ended December 31, 2006. The amounts in this column reflect the dollar amount recognized, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment” (“SFAS 123(R)”), for financial reporting purposes for the fiscal year ended December 31, 2006. In 2006, each non-employee Director and Mathew Paolino received a grant of 15,000 options which grants vested immediately and had a grant date fair market value of $25,643.

3.	For year ended December 31, 2006, Mr. Matthew Paolino received a $45,000 salary as a Vice President of the Company and did not receive any Directors fees.
For the year 2006, the Board of Directors approved the following fees to be paid to Directors who are not employees of the Company with respect to their calendar year 2006 service: an annual retainer fee of $10,000, prorated for partial years of service; a $1,000 per day meeting fee for physical attendance at Board of Director and related Committee meetings; and a grant of 15,000 options at the close of market on October 31, 2005, which vested immediately, to each Director including employee Directors.
For the year 2007, the Board of Directors, after review of a report of Compensation Resources, Inc. approved of the following fees to be paid to Directors who are not employees of the Company with respect to their calendar year 2007 service: a $15,000 annual cash retainer fee to be paid in a lump sum; a $1,000 fee to each non-employee Director for each Board of Director or Committee meeting attended in person; a $500 fee to each non-employee Director for each Board of Director or Committee meeting exceeding thirty minutes in length attended by telephone; and a grant of 15,000 options at the close of market on December 12, 2006 to each non-employee Director and Matthew Paolino grants vested immediately and had a grant date fair market value of $25,643.
Director Attendance at Annual Meetings
The Company encourages all of its directors to attend the Company’s Annual Meeting of Stockholders. Last year, all five directors attended the Company’s 2006 Annual Meeting of Stockholders.

Nominating Committee
The Nominating Committee is composed of all independent directors. The Nominating Committee has a charter that is available for inspection on the Company’s web site, www.mace.com under the heading of Investors Relations. The Nominating Committee considers candidates for Board membership suggested by its members, other Board members and management. The Nominating Committee has authority to retain a search firm to assist in the identification of director candidates. In selecting nominees for director, the Nominating Committee considers a number of factors, including, but not limited to:
•
whether a candidate has demonstrated business and industry experience that is relevant to the Company, including recent experience at the senior management level (preferably as chief executive officer or in a similar position) of a company as large or larger than the Company;

•	the candidate’s ability to meet the suitability requirements of all relevant regulatory agencies;
•	the candidate’s ability to represent interests of the stockholders;
•	the candidate’s independence from management and freedom from potential conflicts of interest with the Company;
•	the candidate’s financial literacy, including whether the candidate will meet the audit committee membership standards set forth in the rules of the NASDAQ Global Market;
•	whether a candidate is widely recognized for his or her reputation, integrity, judgment, skill, leadership ability, honesty and moral values;
•	the candidate’s ability to work constructively with the Company’s management and other directors; and
•	the candidate’s availability, including the number of other boards on which the candidate serves, and his or her ability to dedicate sufficient time and energy to his or her board duties.
During the process of considering a potential nominee, the Committee may request additional information concerning, or an interview with, the potential nominee.
The Nominating Committee will also consider recommendations by stockholders of nominees for directors to be elected at the Company’s annual meeting of stockholders, if they are received on or before September 1 of the year of the meeting. In evaluating nominations received from stockholders, the Committee will apply the same criteria and follow the same process used to evaluate candidates recommended by members of the Nominating Committee. Stockholders wishing to recommend a nominee for director are to submit such nomination in writing, along with any other supporting materials the stockholder deems appropriate, to the Secretary of the Company at the Company’s offices at 240 Gibraltar Road, Suite 220, Pennsylvania Business Campus, Horsham, Pennsylvania 19044.
In connection with the election of directors at the 2007 Annual Meeting, Lawndale Capital Management, LLC, a shareholder, recommended that the following individuals be considered for nomination: Dennis R. Raefield, Gerald T. LaFlamme, Eugene I. Davis, and Philip B. Livingston. The Nominating Committee chose to nominate Dennis R. Raefield and Gerald T. LaFlamme.
Audit Committee
The Board has an Audit Committee. The charter of the Audit Committee is posted on the Company’s website at www.mace.com. All members of the Audit Committee are independent directors within the meaning of the rules of the NASDAQ Global Market. In addition, all of the Audit Committee members are independent under the Audit Committee independence standards established by the NASDAQ Global Market and the rules promulgated by the SEC. The Board has also determined that Burton Segal, who serves as Chairperson of the Audit Committee, is an Audit Committee financial expert as defined in the rules and regulations of the SEC and is “financially sophisticated” for the purposes of the rules of the NASDAQ Global Market.

Audit Committee Report
Mace’s management is responsible for the Company’s internal controls and the financial reporting process. Grant Thornton LLP, Mace’s independent registered public accounting firm, is responsible for performing an independent audit of Mace’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and review all related party transactions. In this context, the Audit Committee has met and held discussions with management and Grant Thornton LLP. Management has represented to the Audit Committee that Mace’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and Grant Thornton LLP. The Audit Committee discussed with Grant Thornton LLP matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Grant Thornton LLP also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with Grant Thornton LLP that firm’s independence. Based on the Audit Committee’s discussion with management and Grant Thornton LLP, and the Audit Committee’s review of management’s representation and Grant Thornton LLP’s report to the Audit Committee, the Audit Committee recommended that the Board of Directors include the Company’s audited consolidated financial statements in Mace’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006
The Audit Committee of the Board of Directors
Burton Segal, Chairman
Mark S. Alsentzer
Constantine N. Papadakis, Ph.D.

Compensation Committee
The Board has a Compensation Committee. The charter of the Compensation Committee is posted on the Company’s website at www.mace.com. All members of the Compensation Committee are independent directors within the meaning of the rules of the NASDAQ Global Market. The scope of authority of the Compensation Committee is to discharge the Board’s responsibilities relating to compensation of the Company’s directors, Chief Executive Officer (the “CEO”) and other senior executive officers. The Compensation Committee has overall responsibility for evaluating the compensation of the directors, the CEO and the executive officers of the Company as well as the Company’s incentive compensation plans and equity-based plans.
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The Compensation Committee annually reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance in light of those goals and objectives, and determines the CEO’s compensation levels based on this evaluation.

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The Compensation Committee annually makes recommendations to the Board with respect to the compensation of the Corporation’s Chief Financial Officer, the Executive Vice President and General Counsel, and the Chief Accounting Officer. The Compensation Committee has the authority to review the compensation of any employee, which the Committee, in its judgment, deems to be an executive officer. The CEO advises the Compensation Committee on the annual performance of the executive officers. The CEO also provides the Compensation Committee his opinion on appropriate levels of compensation for each executive officer.

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The Compensation Committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director, CEO and executive officer compensation. During 2006, the Compensation Committee retained Compensation Resources, Inc. to conduct market analysis studies with regard to the compensation of the CEO, Chief Financial Officer, Executive Vice President and General Counsel, and the Chief Accounting Officer. The Compensation Committee instructed Compensation Resources, Inc. to conduct the competitive market studies with an emphasis on base salary, total cash compensation and long term incentives and total direct compensation reflecting the market consensus for the respective positions among a group of companies comparable to Mace.

•	The Compensation Committee has the authority to form and delegate authority to subcommittees.
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The Compensation Committee prepares the annual report required to be included in the Company’s proxy statement and annual report on Form 10-K in compliance with the rules and regulations promulgated by the SEC. The Compensation Committee also reviews and discusses the Compensation Discussion and Analysis (the “CD&A”) required to be included in the Company’s proxy statement and annual report on Form 10-K with management and, based on such review and discussion, determines whether or not to recommend to the Board that the CD&A be so included.

Compensation Committee Interlocks and Insider Participation
The Compensation Committee of the Company’s Board of Directors for year ended December 31, 2006 consisted of directors Burton Segal, Mark Alsentzer, and Constantine N. Papadakis, Ph.D. No executive officer of Mace served as a director or compensation committee member of any entity of which Messrs. Segal, Alsentzer or Papadakis was an executive officer or director.
Executive Officers
The current Executive Officers of the Company are Louis D. Paolino Jr., Chief Executive Officer, Gregory M. Krzemien, Chief Financial Officer, and Robert M. Kramer, Executive Vice President, General Counsel and Corporate Secretary. Ronald Pirollo was the Chief Accounting Officer and Corporate Controller during 2006. Mr. Pirollo resigned on July 25, 2007.

The current Executive Officers are as follows:

Name	Age	Position

Louis D. Paolino, Jr.	51	Chief Executive Officer

Gregory M. Krzemien	48	Chief Financial Officer and Treasurer

Robert M. Kramer	54	Executive Vice President, General Counsel and Secretary
Biographical information for each of the current Executive Officers and the Executive Officers during 2006 appears below.
Louis D. Paolino, Jr. has served as the Chairman of the Board, President and Principal Executive Officer of the Company since May 1999. From June 1996 through December 1998, Mr. Paolino served as Chairman of the Board, President and Chief Executive Officer of Eastern Environmental Services, Inc. Prior thereto, he was President of Soil Remediation of Philadelphia, Inc., a company engaged in the business of treating contaminated soil. From September 1993 to June 1996, Mr. Paolino served as a Vice President of USA Waste Services, Inc. From November 1995 to January 1996, Mr. Paolino served on the Board of Directors of Metal Management, Inc., formerly known as General Parametrics Corp., a publicly traded company. Mr. Paolino received a B.S. in Civil Engineering from Drexel University. Mr. Paolino is the brother of Matthew J. Paolino.
Gregory M. Krzemien has served as the Principal Financial Officer and Treasurer of the Company since May 1999. From August 1992 through December 1998, he served as Chief Financial Officer and Treasurer of Eastern Environmental Services, Inc. From October 1988 to August 1992, Mr. Krzemien was a senior audit manager with Ernst & Young LLP. Mr. Krzemien received a B.S. degree in Accounting from the Pennsylvania State University.
Robert M. Kramer has served as Executive Vice President, General Counsel, and Secretary of the Company since May 1999, and as Chief Operating Officer of the Car and Truck Wash Segment from July 2000 to July 2006. Mr. Kramer also served as a director of the Company from May 1999 to December 2003. From June 1996 through December 1998, he served as General Counsel, Executive Vice President and Secretary of Eastern Environmental Services, Inc. Mr. Kramer is an attorney and has practiced law since 1979 with various firms, including Blank Rome Comisky & McCauley, Philadelphia, Pennsylvania and Arent Fox Kitner Poltkin & Kahn, Washington, D.C. From 1989 to December 2000, Mr. Kramer had been the sole partner of Robert M. Kramer & Associates, P.C. From December 1989 to December 1997, Mr. Kramer served on the Board of Directors of American Capital Corporation, a registered securities broker dealer. Mr. Kramer received B.S. and J.D. degrees from Temple University.
EXECUTIVE COMPENSATION
Executive Compensation Discussion and Analysis
Introduction. The Compensation Committee is responsible for developing the Company’s philosophy and structure for executive compensation. Consistent with this philosophy, on an annual basis the Compensation Committee reviews and sets the compensation of the following executive officers (the “Executive Officers”):
(a)	Louis D. Paolino, Jr., the Chairman of the Board, Chief Executive Officer, and President;

(b)	Gregory M. Krzemien, the Chief Financial Officer (“CFO”) and Treasurer;

(c)	Robert M. Kramer, the Executive Vice President and General Counsel; and

(d)	Ronald R. Pirollo, the Chief Accounting Officer and Corporate Controller, during 2006. Mr. Pirollo resigned on July 25, 2007.
The Company’s executive compensation program is based on principles designed to align executive compensation with the Company’s business strategy of creating wealth for its shareholders and creating long-term value for the business. The Compensation Committee believes that executive compensation tied to the execution of a sound business strategy achieves stockholder value. It is the Company’s philosophy to evaluate its executive compensation structure with other companies of comparative size, type and geographic scope. The Company’s compensation policy for executives is intended to further the interests of the Company and its stockholders by encouraging growth of its business through securing, retaining, and motivating management employees of high caliber who possess the skills necessary to the development and growth of the Company. This was especially critical in 2006, as the Company was in the process of selling its car washes and focusing its energy on the Security Segment. The Compensation Committee believes that the entrepreneurial spirit of Mr. Paolino and his executive team is critical to the success of Mace. The Compensation Committee also recognizes the importance of continuity of management through the time of transition.

Compensation and Benefits Philosophy. The compensation and benefits programs for the Executive Officers are designed with the goal of providing compensation and benefits that are fair, reasonable and competitive. The programs are intended to help the Company recruit and retain qualified executives, motivate executive performance to achieve specific strategic objectives of the Company, and align the interests of executive management with the long-term interests of the Company’s stockholders.
The design of specific programs is based on the following guiding principles:
Competitiveness: Compensation and benefit programs are designed to be competitive with those provided by companies with whom we compete for talent. In general, programs are considered competitive when all factors of a job are considered with compensation levels at the 50th percentile as measured against these competitor companies.
Performance: The Company believes that the best way to accomplish the alignment of compensation plans with the interest of its executives and shareholders is to link pay directly to individual and Company performance.
Cost: Compensation and benefit programs are designed to be cost-effective and affordable, ensuring that the interests of the Company’s stockholders are considered. This is especially critical during this time of transition, as we cannot afford to add executives to strengthen our “bench”.
Comparator Group: The relevant comparator group for compensation and benefit programs consists primarily of companies of comparative size, similar businesses and geographic scope. These are the firms with which the Company competes for talent. The comparator group was chosen to include companies with similar market capitalization, similar revenue size, direct competitors, and also included some companies in areas where the Company intended to do business in the future. The comparator group is different from the companies used for the five year cumulative return graph in the Annual Report on Form 10-K for fiscal year ended December 31, 2006. The reason for this is that the Company has business competitors with whom we benchmark against for financial performance, but also has business and talent competitors against whom we benchmark for pay purposes. The comparator group is broader then the peer group used in the Stock Performance Graph.

The comparator companies are:
Abatix Corporation	DHB Industries	Markwest Energy Part
Able Laboratories	Devcon International	Numerex
Adams Respiratory	ECC Capital Corp.	Pacific Ethanol Prove
Allied Defense Group	Emtec Inc.	RAE Systems
American Science Engineering	Hansen Natural Corporation	Strattec Security Corp.
Atlas America	Integrated Alarm Services Corp.	Sunopta
Boss Holdings	Inphonic Inc.	Sunpower Corp
Ceradyne	Identix	Taser International
Cogent	Ionatron	Therapeutics
Cohu	Kaanapali Land LLC	Versar Inc.
Compudyne	Lojack Corp.	Vicon Industries
Datatec Systems	MGP Ingrediants	Viisage Technology
Waste Services, Inc.

In addition to the comparator group above, Compensation Resources, Inc., the Company’s compensation consultant, examined a much broader group of companies in varied industries with a similar financial profile as Mace. This group included 120 companies, and the findings from the larger sample indicated that our peer group was statistically relevant.
Roles, Responsibilities and Charter of the Committee. The primary purpose of the Compensation Committee is to conduct reviews of the Company’s general executive compensation policies and strategies, oversee and evaluate the Company’s overall compensation structure and programs and establish the compensation for the Executive Officers. Direct responsibilities include, but are not limited to:
•	Determining and approving the compensation level of the CEO;
•	Evaluating and approving compensation levels of the other Executive Officers;
•	Evaluating and approving all grants of equity-based compensation to Executive Officers;
•	Recommending to the Board compensation policies for outside directors; and
•	Designing performance-based and equity-based incentive plans for the CEO and other Executive Officers and reviewing other benefit programs presented to the Compensation Committee by the CEO.
During July 2006, the Committee retained the firm of Compensation Resources, Inc. as its compensation consultant to assist in the continual development and evaluation of compensation policies and the Compensation Committee’s determinations of compensation awards. The role of Compensation Resources, Inc. is to provide independent, third party advice and expertise in executive compensation issues.
Overall Program Components. The key components of Mace’s executive compensation package are direct compensation and company-sponsored benefit plans. These components are administered with the goal of providing total compensation that recognizes meaningful differences in individual performance, is competitive, varies the opportunity based on individual and corporate performance, and is valued by the Company’s executives. The Company seeks to achieve its compensation objectives through five key compensation elements:
•	A base salary;
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Periodic (generally annual) grants of long-term, equity-based compensation (i.e., longer-term incentives), such as stock options, which may be subject to performance-based and/or time-based vesting requirements;

•	Change in control arrangements that are designed to retain executives and provide continuity of management in the event of an actual or threatened change of control;
•	Special awards and/or bonuses for duties that are above and beyond the normal scope of duties for a given executive; and
•	Perquisites and benefits.
Competitive Consideration. In making compensation decisions with respect to each element of compensation, the Compensation Committee considers the competitive market for executives and compensation levels provided by comparable companies. The Compensation Committee regularly reviews the compensation practices at companies with which it competes for talent, including businesses engaged in activities similar to those of the Company, as noted in the list above.

The Compensation Committee does not attempt to set each compensation element for each executive within a particular range related to levels provided by industry peers or the comparator group. The Committee does use market comparisons as one factor in making compensation decisions. Some of the other factors considered when making individual executive compensation decisions include individual contribution and performance, reporting structure, internal pay relationship, complexity and importance of role and responsibilities, leadership and growth potential.
Executive Compensation Practices. The Company’s practices with respect to each of the five key compensation elements identified above, as well as other elements of compensation, are set forth below, followed by a discussion of the specific factors considered in determining key elements of fiscal year 2006 compensation for the Executive Officers.
Base Salary. Base salary is designed to attract and retain experienced executives who can drive the achievement of the Company’s business goals. Base salaries are generally targeted slightly above the median of the competitive market for Mr. Paolino and slightly under the median for the other Executive Officers. While an executive’s initial base salary is determined through an assessment of comparative market levels for the position, the major factors in determining base salary increases are individual performance, pertinent experience and an increase in responsibility. Executives who are new to a role may have base salaries below the market median; similarly, an executive who has significant experience and tenure and has demonstrated sustained superior performance over time may have salaries above the market median.
The minimum salary for the CEO, CFO, and General Counsel are established by employment agreement. The amount of any increase over this minimum for the CEO, CFO and General Counsel, and salary in the case of Mr. Pirollo (whose salary was not specified in an employment agreement), are determined by the Compensation Committee based on a variety of factors, including:
•	The nature and responsibility of the position and, to the extent available, salary norms for persons in comparable positions at comparable companies;
•	The expertise of the individual executive;
•	The competitiveness of the market for the executive’s services; and
•	The recommendations of the CEO (except in the case of his own compensation).
Where not specified by contract, salaries are generally reviewed annually.
Fiscal Year 2006 Base Salary Decisions. Among the named Executive Officers, Mr. Paolino, Mr. Krzemien, and Mr. Kramer are employed pursuant to agreements described under Employment Agreements below. Mr. Paolino’s salary was changed during fiscal year 2006 after a compensation analysis was conducted in July and August of 2006. His salary was changed from $400,000 to $450,000. The competitive market was utilized in this analysis, and the data showed that cash compensation (base salary and cash bonus) for this position at the 50th percentile was $480,000. The Compensation Committee felt that base salary cash compensation of $450,000 was sufficient for Mr. Paolino. Between September and December 2006, additional compensation analyses were performed for Mr. Krzemien’s position, Mr. Kramer’s position and Mr. Pirollo’s position. As a result of these studies, the base salary of Mr. Krzemien was increased to $230,000 from $200,000, Mr. Kramer’s salary was increased to $230,000 from $210,000, and Mr. Pirollo’s salary was increased to $180,000 from $160,000. The increases all occurred on February 12, 2007. The increases were based on the competitive marketplace, and their individual performance. The base salaries of Mr. Krzemien, Mr. Kramer and Mr. Pirollo were not adjusted in 2005 or 2006.
Annual Incentives for Named Executive Officers. There is no formal incentive plan in place that rewards for annual results. It is the opinion of the Compensation Committee and management that due to the current nature of the business, and the exit from the car wash segment, that an Annual Incentive Plan and appropriate goal setting during this time of reorganization is extremely difficult, and could potentially reward non-desired behaviors. Therefore, we believe that equity participation provides a better line of sight and rewards the executives for increasing shareholder value and long-term growth of the Company. However, it is the intent of the Committee to implement a formal Annual Incentive Plan that focuses on key financial, operational, and individual goals, when the business model stabilizes. Implementation of a formal incentive plan may occur in 2008.

Currently, Mr. Paolino is entitled to a Mergers and Acquisition Transaction Bonus (“Transaction Bonus”) as a reward for his efforts in acquiring new business lines, and divesting those businesses that no longer fit the strategic plan for the Company. This Transaction Bonus is 1% of the transaction value of any car wash sold, and 3% of the value of any other businesses bought or sold. The 3% reward is reduced by any fees paid to an investment banker hired by the Company where the investment banker located the transaction and conducted all negotiations (no deduction is made for any fairness opinion fee). The Committee believes that the Company is saving significantly by providing a Transaction Bonus to the CEO, and thereby avoiding the larger fees that would be paid to an Investment Banking Firm that specializes in this area. Mr. Paolino brings his special skills and abilities to the Company, and he will be rewarded appropriately for those skills.
The Compensation Committee has discretion to provide bonuses to the Executive Officers for exceptional results, special circumstances, and other non-quantitative measures. In 2006, no annual bonuses, special awards or recognition were granted by the Compensation Committee, and none of the Executive Officers received any annual incentive payments. Mr. Paolino, by contract, was eligible for the Transaction Bonus, but none was paid in 2006.
Long-term Incentive Compensation. The long-term equity-based award is designed to attract and retain executives and certain other key employees, and to strengthen the link between compensation and increased returns for stockholders through share price appreciation. The Company uses stock options as its long-term incentive compensation. Awards granted to individual executives are discretionary and may be made annually under the Company’s 1999 Stock Option Plan (the “Option Plan”). The number of shares granted is at the discretion of the Compensation Committee and are generally awarded each year for the previous year’s performance, or when the Company conducts a market-based review to ensure compensation is in line with the outside world. The options are typically subject to a ten-year life and vest per the terms of each option agreement. Options are issued at the market close price for the Company’s common stock on the date the option is authorized. The value of each option is not adjusted during the option’s lifetime.
The Company has adopted a policy on stock option grants that includes the following provisions relating to the timing of option grants:
•	All awards of stock options to Executive Officers are awarded by the Compensation Committee when each Executive Officer’s compensation and performance is reviewed by the Compensation Committee.
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All awards of stock options to employees who are not Executive Officers are awarded by the Compensation Committee based on the Executive Officer’s recommendations after review by the Compensation Committee.

•	Option grants are not timed with the release of material non-public information.
•	Except for inducement grants for new employees, Executive Officers recommend an award of stock options based on a review of the employee’s performance and compensation.
•	The grant date of the stock options is always the date of the issuance of the Option Agreement for the grant, which date is shortly after the date the Compensation Committee authorizes the grant.
•	The exercise price is the closing price of the underlying common stock on the date the option is authorized by the Compensation Committee.
•	Stock option awards for Executive Officers are promptly announced on a Form 4 filing.
The long-term incentive program calls for stock options to be granted with exercise prices of not less than fair market value of the Company’s stock on the date of authorization and to vest over time, based on continued employment, with rare exceptions made by the Compensation Committee. The Compensation Committee will not grant stock options with exercise prices below the market price of the Company’s stock on the date of authorization, and will not reduce the exercise price of stock options (except in connection with adjustments to reflect recapitalizations, stock or extraordinary dividends, stock splits, mergers, spin-offs and similar events permitted by the relevant plan) without shareholder approval. New option grants to Executive Officers normally have a term of ten years.

Long-term equity grants are positioned at or below the median of the competitive market when performance is at target levels. When performance falls below target levels, funding will be below the market median or eliminated. When performance exceeds target levels, funding may be above the market median.
Overall grant levels are at the discretion of the Compensation Committee. The size of individual long-term equity based awards is determined using compensation guidelines developed based on individual performance.
Fiscal Year 2006 Stock Option Decisions. In fiscal 2006, the Compensation Committee awarded long-term compensation to Executive Officers pursuant to the program described above resulting in the awards of stock options identified in the Grant of Plan Based Awards Table.
In determining the annual grant of options, the Committee considered any contractual requirements, market data on total compensation packages, the value of long-term incentive grants at targeted external companies, total shareholder return, share usage and shareholder dilution and, except in the case of the award to the Chief Executive Officer, the recommendations of the Chief Executive Officer.
On March 1, 2006, the Compensation Committee authorized stock options for Mr. Paolino, Mr. Kramer, Mr. Krzemien and Mr. Pirollo which were issued on March 23, 2006. The options were authorized as incentive compensation for their 2005 performance. The executives did not receive an increase in base salary compensation in 2005. The respective amounts of the options were as follows: Mr. Paolino-150,000, Mr. Kramer-75,000, Mr. Krzemien-60,000 and Mr. Pirollo-25,000. The options awarded vested one-third upon issuance, one-third twelve months from issuance and one-third twenty-four months from issuance. The options fully vest upon a change in control.
Mr. Paolino’s August 2006 option grant was based on a market assessment. The value of the options granted was based on the competitive total direct compensation in the marketplace. The Black Scholes value of the grant plus his salary is intended to bring Mr. Paolino to an appropriate level for similarly situated executives. The market study indicated that the 50th percentile for Total Direct Compensation (Cash Compensation plus Equity) was $1,117,300. The Compensation Committee decided to award Mr. Paolino with options that would bridge the gap between his $450,000 cash compensation and the $1,117,300 total compensation. This award was 450,000 options. Based on the Black-Scholes calculation at the time of the grant, this award was estimated to have a value of approximately $648,000 which was expensed in 2006. The Compensation Committee felt that this would bring his compensation to just slightly below the comparative market. These options were immediately exercisable. The intent was to reward Mr. Paolino for his performance, and provide him with the motivation to stay with the Company and grow the stock price to benefit the shareholders.
It is the intent of the Compensation Committee to review Mr. Paolino’s compensation annually during the term of his agreement and continue to make awards that will keep him in line with the comparator group.
Between September and December 2006, additional compensation analyses were performed on Mr. Krzemien’s, Mr. Kramer’s and Mr. Pirollo’s positions. The option grants were made to bring Mr. Krzemien’s, Mr. Kramer’s and Mr. Pirollo’s compensation closer to the level of market consensus of the comparator group. In February 2007, new employment agreements were signed with Mr. Kramer and Mr. Krzemien. The new agreements provided that Mr. Kramer and Mr. Krzemien would each receive grants of 60,000 options, of which one-third vested immediately on the date of grant, February 12, 2007, one-third vests one year from the date of the grant, and the balance vests two years from the grant. These options have a ten year life. Mr. Pirollo was granted 25,000 options on February 12, 2007 with the same vesting schedule and life.
Change of Control Arrangements. The Company has entered into change of control arrangements with Mr. Paolino, Mr. Kramer and Mr. Krzemien in order to encourage them to remain employed with the Company during a period when the Company is changing its business from the car wash industry to the security business. The announced sale of the car washes created a possibility that there could be a change in control. The Compensation Committee was concerned that the uncertain atmosphere could result in Mr. Paolino, Mr. Kramer, and Mr. Krzemien seeking employment at another company. The Compensation Committee believed that it was important to retain its key executives as the Company transitioned its business.

Mr. Paolino’s change in control payment is linked to the single trigger of a change of control event. Mr. Paolino’s change of control payment is in the amount of 2.99 times his five-year average compensation. The Compensation Committee believed that it was appropriate for the Chief Executive Officer to have a single trigger, which would result in a change of control payment. The 2.99 amount was selected as it was under the threshold of the amount where an excise tax under Section 280G of the Internal Revenue Code would be imposed. Compensation Resources, Inc., the Company’s compensation consultant advised the Compensation Committee that a payment of 2.99 times total compensation was prudent, and that a single trigger was used among companies in the comparator group. If Mr. Paolino is paid the change of control payment, he can be discharged by the Company, without cause, with no further payment.
Mr. Kramer’s and Mr. Krzemien’s payments are linked to three separate events. Mr. Kramer and Mr. Krzemien receive a payment of one time their base annual salary (currently $230,000) in the event that both a change of control occurs and Mr. Paolino no longer is Chief Executive Officer of the Company (“Double Trigger”). After the Double Trigger occurs, if the Company chooses to terminate Mr. Kramer or Mr. Krzemien, respectively, or the Company breaches their respective employment agreement, the affected Executive Officer receives an additional payment of one time his base annual salary (“Triple Trigger”). The Compensation Committee, after consultation with Compensation Resources, Inc., believed the lesser payment and the Double Trigger and Triple Trigger was sufficient to encourage the retention of Mr. Kramer and Mr. Krzemien.
Additionally, as a further inducement to encourage the continued employment of Mr. Paolino, Mr. Kramer, Mr. Krzemien and Mr. Pirollo, the options that were issued to them on March 23, 2006, all vest immediately upon a change of control.
Fiscal Year 2006 Change of Control Decisions. Louis D. Paolino, Jr., in August 2006, received a new three-year employment contract. Upon a change in control, Mr. Paolino is entitled to a payment of 2.99 times Mr. Paolino’s average total compensation (base salary plus any bonuses plus the value of any option awards, valued using the Black Scholes method) over the past five years. If Mr. Paolino receives the change of control payment, his employment can then be terminated by the Company without cause and with no further payment. Prior to a change of control payment, the Company can terminate Mr. Paolino, without cause upon the payment of 2.99 times Mr. Paolino’s five-year average total compensation. The Company computes the 2.99 payment as of December 31, 2006 as $3,241,000. On March 1, 2006, the Compensation Committee authorized 150,000 stock options for Mr. Paolino which was issued on March 23, 2006, as incentive compensation for his 2005 performance. The options vested one-third upon issuance, one-third twelve months from issuance and one-third twenty-four months from issuance. The options fully vest upon a change of control. If a change of control occurred on December 31, 2006, Mr. Paolino would have received $159,590 in value through the vesting of the options.
Mace currently employs Gregory M. Krzemien, its Principal Financial Officer and Treasurer, under an employment contract entered into on February 12, 2007. Under the employment contract, Mr. Krzemien is entitled to receive a one time retention payment equal to his then annual base compensation upon the occurrence of both of: (a) a change in control of the Company; and (b) Louis D. Paolino, Jr. ceasing to be the Principal Executive Officer of the Company. Additionally, after Mr. Krzemien is paid the retention payment he is entitled to receive a termination payment equal to his then annual base compensation, if his employment contract is terminated without cause, or if the Company breaches his employment contract. As of March 15, 2007, the annual base compensation of Mr. Krzemien is $230,000. If a change of control occurred and Mr. Paolino were terminated as the Principal Executive Officer on March 15, 2007, Mr. Krzemien would receive a retention payment of $230,000. Additionally, if on March 15, 2007, a change in control occurred and Mr. Paolino was terminated as the Principal Executive Officer, and the Company decides to either terminate Mr. Krzemien without cause or the Company breaches Mr. Krzemien’s employment contract, Mr. Krzemien would be paid a total of $460,000.
Mace currently employs Robert Kramer, its Executive Vice President and General Counsel under an employment contract entered on February 12, 2007. Under the employment contract Mr. Kramer is entitled to receive a one-time retention payment equal to his then annual base compensation upon the occurrence of both of: (a) a change in control of the Company; and (b) Louis D. Paolino, Jr. ceasing to be the Principal Executive Officer of the Company. Additionally, after Mr. Kramer is paid the retention payment he is entitled to receive a termination payment equal to his then annual base compensation, if his employment contract is terminated without cause, or if the Company breaches his employment contract. As of March 15, 2007, the annual base compensation of Mr. Kramer is $230,000. If a change of control occurred and Mr. Paolino were terminated as the Principal Executive Officer on March 15, 2007, Mr. Kramer would receive a retention payment of $230,000. Additionally, if on March 15, 2007, a change in control occurred and Mr. Paolino was terminated as the Principal Executive Officer, and the Company decided to either terminate Mr. Kramer without cause or the Company breached Mr. Kramer’s employment contract, Mr. Kramer would be paid a total of $460,000.

Benefits and Perquisites. With limited exceptions, the Committee supports providing benefits and perquisites to the Executive Officers that are substantially the same as those offered to other officers of the Company. In the case of the CEO, the Company allows his assistant to aid him with his personal business. There is no incremental cost to the Company of allowing Mr. Paolino’s assistant to aid him with his personal business. In fiscal 2006, Mr. Paolino, per his contract, was entitled to $1,500 per month that the Company uses to lease him a premium vehicle. Mr. Kramer and Mr. Krzemien as of February 12, 2007 became entitled to a $700 per month car allowance. Mr. Pirollo received a $500 per month car allowance.
Total Compensation. In making decisions with respect to elements of an Executive Officers’ compensation, the Compensation Committee considers the total compensation that may be awarded to the executive, including salary, special awards/bonus and long-term incentive compensation. In addition, in reviewing and approving employment agreements for Executive Officers, the Compensation Committee considers the other benefits to which the officer is entitled by the agreement, including compensation payable upon termination of the agreement under a variety of circumstances. The Compensation Committee’s goal is to award compensation that is reasonable when all elements of potential compensation are considered.
Policy with respect to the $1 million deduction limit. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s Principal Executive Officer and four other most highly compensated executive officers as of the end of the fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit, if certain requirements are met.
The Compensation Committee designs certain components of Executive Officer compensation to permit full deductibility. The Compensation Committee believes, however, that shareholder interests are best served by not restricting the Compensation Committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, the Compensation Committee has from time to time approved elements of compensation for certain officers that are not fully deductible, and reserves the right to do so in the future in appropriate circumstances.

Compensation Committee Report
The Compensation Committee of the Company’s Board of Directors consists of directors Burton Segal, Mark Alsentzer, and Constantine N. Papadakis, Ph.D, all of whom the Board has determined are independent pursuant to the Nasdaq Stock Market, Inc.’s Marketplace Rules. This report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by virtue of any general statement in such filing incorporating this Form 10-K by reference, except to the extent that the Company specifically incorporates the information contained in this section by reference, and shall not otherwise be deemed filed under either the Securities Act or the Exchange Act.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Executive Compensation Discussion and Analysis be included in the Proxy Statement.
The Compensation Committee of the Board of
Directors
Constantine N. Papadakis, Ph.D.
Burton Segal
Mark Alsentzer

Executive Compensation Table
The following table provides summary information concerning cash and certain other compensation paid or accrued by Mace to, or on behalf of, Mace’s Chief Executive Officer and each of the other most highly compensated executive officers of Mace whose compensation exceeded $100,000 (the “Named Executive Officers”) for the year ended December 31, 2006.

SUMMARY COMPENSATION TABLE(1)
					All
				Option	Other
Name and Principal		Salary		Awards	Compensation
Position	Year	($)	Bonus ($)	($) (2)	($) (3)	Total

Louis D. Paolino, Jr. Chairman of the Board, President and Chief Executive Officer	2006	$417,307	—	$790,119	$26,728	$1,234,154

Robert M. Kramer Executive Vice President, General Counsel and Secretary	2006	$210,000	—	$70,812	$4,070	$284,882

Gregory M. Krzemien Principal Financial Officer and Treasurer	2006	$200,000	—	$56,650	$1,809	$258,459

Ronald R. Pirollo (4) Chief Accounting Officer and Corporate Controller	2006	$160,000	—	$23,604	$5,085	$188,689

(1)
The Company (i) granted no restricted stock awards, and (ii) maintained no other long-term incentive plan for any of the Named Executive Officers, in each case during the fiscal year ended December 31, 2006. Additionally, the Company has never issued any stock appreciation rights (SARs).

(2)
The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123(R) for all existing stock option awards and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of this amount are included in Note 2 to the Company’s Audited Financial Statements for the fiscal year ended December 31, 2006. In 2006, each non-employee Director and Mathew Paolino received a grant of 15,000 options which grants vested immediately and had a grant date fair market value of $25,643

(3)
Mr. Paolino receives a car at a lease cost of $1,500 per month and has received a discount of $8,728 on the purchase of security products from the Company. Mr. Krzemien, Mr. Kramer, and Mr. Pirollo received reimbursement for certain commuting expenses. Additionally, the Company allows Mr. Paolino’s assistant to aid him with his personal business, which has no incremental cost to the Company.

(4)	Mr. Pirollo resigned on July 25, 2007.
Louis D. Paolino, Jr., Employment Agreement
Mace currently employs Louis D. Paolino, Jr., as its President and Chief Executive Officer under a three-year Employment Contract dated August 21, 2006 and expiring on August 21, 2009 (“Paolino Employment Agreement”). The Company obtained a Compensation Study from Compensation Resources, Inc., an independent third party consulting firm prior to entering into the Paolino Employment Agreement.
The initial base salary under the Paolino Employment Agreement is $450,000. The Paolino Employment Agreement provides for three separate option grants to Mr. Paolino for common stock under Mace’s 1999 Stock Option Plan at an exercise price equal to the close of market on the date of grant. The first grant was issued on August 21, 2006 and was an option exercisable into 450,000 shares of common stock at an exercise price of $2.30. The second options grant (“Second Grant”) was to be awarded within five days of the August 21, 2007 (this award has not yet been made) and the third options grant (“Third Grant”) is to be awarded within five days of August 21, 2008. The amount of shares of the Second Grant and Third Grant (“Option Shares”) shall be exercisable into is to be determined by the Company’s Compensation Committee, based on a then current compensation study of the Principal Executive Officer position. The amount of Option Shares, at time of grant, plus the $450,000 annual compensation paid to Mr. Paolino, is to equal no less than the “market consensus total direct compensation”, amount paid by the comparable companies to their chief executive officers, as set forth in a compensation study to be obtained by the Compensation Committee. The options with respect to each of the grants shall be fully vested on the date of the grant.
Under the Paolino Employment Agreement, Mr. Paolino is to receive a bonus of (a) one percent (1%) of the sales price of any car washes sold (excepting one car wash under contract on the date of the Paolino Employment Agreement and which has been sold); and (b) three percent (3%) of the purchase or sale price of any other business sold or purchased. The three (3%) amount is reduced by the amount of any fee paid to an investment banker hired by the Company where the investment banker located the transaction and conducted all negotiations. The three percent (3%) commission is not reduced for a fee paid to any investment banker for a fairness opinion or other valuation.
Upon termination of employment by the Company without cause or upon a change in control, Mr. Paolino is entitled to a payment of 2.99 times Mr. Paolino’s average total compensation (base salary plus any bonuses plus the value of any option award, valued using the Black Scholes method) over the past five years. If Mr. Paolino receives the change of control bonus, his employment can then be terminated by the Company without cause and without the payment of a second 2.99 times payment. The Company computes the 2.99 payment as of December 31, 2006 as $3,241,000.
Under the Paolino Employment Agreement Mr. Paolino receives a car at a lease cost of $1,500 per month and Company standard medical and other employee benefits. Mr. Paolino is prohibited from competing with the Company during his period of employment and for a three-month period following a termination of employment.
Gregory M. Krzemien, Employment Agreement
Mace currently employs Gregory M. Krzemien as its Chief Financial Officer and Treasurer under an Employment Contract dated February 12, 2007 and expiring on February 12, 2010 (“Krzemien Employment Agreement”). The Company’s Compensation Committee obtained a Compensation Study from Compensation Resources, Inc. prior to entering into the Krzemien Employment Agreement. The initial base salary under the Krzemien Employment Agreement is $230,000. In accordance with the Krzemien Employment Agreement, Mr. Krzemien received an option grant for 60,000 shares of common stock under the Company’s Stock Option Plan at an exercise price of $2.73, the close of market on the date of grant. The options were granted on February 12, 2007. The options vested one-third on the date of the grant, and will vest one-third on February 12, 2008 and one-third on February 12, 2009.

Under the Krzemien Employment Agreement, Mr. Krzemien will receive a one-time retention payment equal to Mr. Krzemien’s then annual base compensation (currently $230,000) upon the occurrence of both of (a) a change in control of the Company and (b) Louis D. Paolino, Jr. ceasing to be Chief Executive Officer of the Company. After Mr. Krzemien receives the retention payment, if Mr. Krzemien’s employment is then terminated without cause or if the Company breaches the Krzemien Employment Agreement, Mr. Krzemien is entitled to an additional one-time payment equal to Mr. Krzemien’s then annual base compensation. The current total amount of both the retention payment and termination payment is $460,000.
Mr. Krzemien receives a car allowance of $700 per month beginning in February 2007 and the Company’s standard medical and other employee benefits. Mr. Krzemien is prohibited from competing with the Company during his period of employment and for a three-month period following termination of employment.
Robert M. Kramer, Employment Agreement
Mace currently employs Robert M. Kramer as its Executive Vice President, General Counsel and Secretary under an Employment Contract dated February 12, 2007 and expiring on February 12, 2010 (“Kramer Employment Agreement”). The Company’s Compensation Committee obtained a Compensation Study from Compensation Resources, Inc. prior to entering into the Kramer Employment Agreement. The initial base salary under the Kramer Employment Agreement is $230,000. In accordance with the Kramer Employment Agreement, Mr. Kramer received an option grant for 60,000 shares of common stock under the Company’s Stock Option Plan at an exercise price of $2.73, the close of market on the date of grant. The options were granted on February 12, 2007. The options vested one-third on the date of the grant, and will vest one-third on February 12, 2008 and one-third on February 12, 2009.
Under the Kramer Employment Agreement, Mr. Kramer will receive a one-time retention payment equal to Mr. Kramer’s then annual base compensation (currently $230,000) upon the occurrence of both of (a) a change in control of the Company and (b) Louis D. Paolino, Jr. ceasing to be Principal Executive Officer of the Company. After Mr. Kramer receives the retention payment, if Mr. Kramer’s employment is then terminated without cause or if the Company breaches the Kramer Employment Agreement, Mr. Kramer is entitled to an additional on-time payment equal to Mr. Kramer’s then annual base compensation. The current total amount of both the retention payment and termination payment is $460,000.
Mr. Kramer receives a car allowance of $700 per month beginning in February 2007, and the Company’s standard medical and other employee benefits. Mr. Kramer is prohibited against competing with the Company during his period of employment and for a three-month period following termination of employment.
Ronald R. Pirollo, Employment Agreement
Mr. Pirollo was employed during all of 2006. Mr. Pirollo resigned on July 25, 2007. The primary terms of the employment agreement of Ronald R. Pirollo expired on March 26, 2003. Mr. Pirollo or the Company was entitled to terminate Mr. Pirollo’s employment at any time. Mr. Pirollo’s salary during 2006 through March 15, 2007 was $160,000 annually. From March 15, 2007 to Mr. Pirollo’s resignation, his annual salary was $180,000. On June 19, 2007, Mr. Pirollo and the Company entered into a Retention Agreement providing for Mr. Pirollo to be paid a lump sum cash payment equal to Mr. Pirollo’s then current annual base salary ($180,000) upon the occurrence of both of the following while Mr. Pirollo was an employee: (a) Louis D. Paolino, Jr. no longer serving as the Company’s Chief Executive Officer and (b) an event constituting a change in control of the Company as defined in the Retention Agreement. The Retention Agreement is no longer in effect as Mr. Pirollo is no longer an employee of the Company.
Potential Payments upon Termination or Change of Control
For a description of compensation that would become payable under existing arrangements in the event of a change of control or termination of each named executive officer’s employment under several different circumstances, see the discussion under “Fiscal Year 2006 Change of Control Decisions” in the Compensation Discussion and Analysis Sub-Section which is part of the Executive Compensation Section of this Proxy Statement. The following table quantifies the amounts payable upon a change of control or the termination of each of the current Executive Officers.

Change of Control Payment and Termination Payments — Louis D. Paolino, Jr., Chief Executive Officer

		Acceleration of Option
Event Triggering Payment	Severance Payment(1)	Awards(10)

Change of Control(2)	$3,241,000	$16,000
Termination by Company before Change of Control(3)	$3,241,000	$—
Termination by Company after Change of Control Payment(4)	$—	$—
Termination by Mr. Paolino(5)	$3,241,000	$—
Change of Control Payment and Termination Payments — Gregory Krzemien, Chief Financial Officer

		Acceleration of Option
Event Triggering Payment	Severance Payment(7)	Awards (10)

Change of Control and Mr. Paolino ceasing to be CEO(2)(6)	$230,000	$8,000
Termination by Company without Cause(8)	$230,000	$—
Termination by Mr. Krzemien(9)	$230,000	$—
Change of Control Payment and Termination Payments — Robert M. Kramer, Executive Vice President, General Counsel and Secretary

		Acceleration of Option
Event Triggering Payment	Severance Payment(7)	Awards (10)

Change of Control and Mr. Paolino ceasing to be CEO(2)(6)	$230,000	$6,400
Termination by Company without Cause(8)	$230,000	$—
Termination by Mr. Kramer(9)	$230,000	$—

(1)
The amount to be paid is 2.99 times Mr. Paolino’s average total compensation (base salary plus any bonuses plus the value of any option award, valued using the Black Scholes formula) over the past five years. The stated amount was calculated based on Mr. Paolino’s average total compensation over the past five years as of December 31, 2006.

(2)
A Change of Control Event is defined in the named executive’s Employment Agreement as any of the events set forth in items (i) through and including (iii) below: (i) the acquisition in one or more transactions by any “Person”, excepting the Employee, as the term “Person” is used for purposes of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), of “Beneficial Ownership” (as the term beneficial ownership is used for purposes or Rule 13d-3 promulgated under the 1934 Act) of the fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities (the “Voting Securities”), for purposes of this item (i), Voting Securities acquired directly from the Company and from third parties by any Person shall be included in the determination of such Person’s Beneficial Ownership of Voting Securities; (ii) the approval by the shareholders of the Company of: (A) a merger, reorganization or consolidation involving the Company, if the shareholders of the Company immediately before such merger, reorganization or consolidation do not or will not own directly or indirectly immediately following such merger, reorganization or consolidation, more than fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from or surviving such merger, reorganization or consolidation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, reorganization or consolidation, or (B) a complete liquidation or dissolution of the Company, or (C) an agreement for the sale or other disposition of 50% or more of the assets of the Company and a distribution of the proceeds of the sale to the shareholders; or (iii) the acceptance by shareholders of the Company of shares in a share exchange, if the shareholders of the Company immediately before such share exchange do not or will not own directly or indirectly following such share exchange own more than fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from or surviving such share exchange in substantially the same proportion as the ownership of the Voting Securities outstanding immediately before such share exchange.

(3)
Termination by majority vote of the Board of Directors, without cause. The payment is not due upon a termination based on the inability of Mr. Paolino to perform his duties for 120 consecutive days because of illness, or termination based on Mr. Paolino causing $500,000 or more in expenses to the Company due to Mr. Paolino engaging in willful misconduct or a felony.

(4)	If the Change of Control Payment is made to Mr. Paolino, the Board of Directors may terminate him without any further payment.

(5)
If the Company requires Mr. Paolino to perform his duties from an office more than a fifty mile radius from Fort Lauderdale, Florida or changes Mr. Paolino’s duties and authority as the Company’s Chief Executive Officer, Mr. Paolino may terminate his Employment Agreement, and the Company is then obligated to pay Mr. Paolino 2.99 times Mr. Paolino’s average total compensation (base salary plus any bonuses plus the value of any option award, valued using the Black Scholes formulae) over the past five years. The stated amount was calculated based on Mr. Paolino’s average total compensation over the past five years as of December 31, 2006.

(6)
Payment is due (“Retention Payment”) on the occurrence of a Change of Control Event plus Mr. Paolino no longer serving as the Company’s Chief Executive Officer, either before or after the Change of Control Event.

(7)	Payment is the amount of the named Executive Officer’s then current annual base salary. The named Executive’s current base salary as of November 6, 2007 is $230,000.

(8)
The payment is not due upon a termination based on the inability of the named Executive Officer to perform his duties for 120 consecutive days because of illness or termination or based on the named Executive Officer being terminated for Cause. Cause is the Executive Officer committing fraud, misrepresentation, theft or embezzlement against the Company, conviction of a felony, material intentional violations of the Company’s polices or a material breach by the Executive Officer of his Employment Agreement. The Company does not have the right to terminate without cause, until the Retention Payment has been paid (see footnote 6 above).

(9)
If the Company breaches or defaults the named Executive Officer’s Employment Agreement, the named Executive Officer may terminate his Employment Agreement and the Company is then obligated to pay the named Executive Officer his then annual base salary. Upon termination by Employee upon a breach by the Company, the Company remains obligated to pay the Retention Payment, if it would have become due but for the breach or default of the Company.

(10)	Assumes exercise of all in-the-money stock options for which vesting accelerated at $2.56 per share (the closing price of the Company’s common stock on December 31, 2006).
Grants of Stock Options
The following table sets forth certain information concerning individual grants of stock options to the Named Executive Officers during the fiscal year ended December 31, 2006.
GRANTS OF PLAN-BASED AWARDS

		All other
		Option
		Awards:
		Number of		Grant Date
		Securities	Exercise Price	Fair Value of
		Underlying	of Option	Stock and
		Options	Awards per	Option
Name	Grant Date	(#)	Share	Awards
Louis D. Paolino, Jr.	3/01/2006	150,000	$2.40	$239,385
	8/21/2006	450,000	$2.30	$648,495
Gregory M. Krzemien	3/01/2006	60,000	$2.40	$95,754
Robert M. Kramer	3/01/2006	75,000	$2.40	$119,693
Ronald R. Pirollo	3/01/2006	25,000	$2.40	$39,898
In 2006, Mr. Paolino received two option grants. The Compensation Committee on March 1, 2006 authorized a grant to Mr. Paolino of an option to purchase 150,000 shares of common stock, at an exercise price of $2.40 per share, the closing price of the Company’s common stock on March 1, 2006. The option agreement was dated March 23, 2006, the day the option agreement was physically prepared and delivered. The option for 150,000 shares was awarded to Mr. Paolino for his role in the Company’s performance in 2005. The 150,000 option grant vests in three equal installments of 50,000 each on March 23, 2006, March 23, 2007 and March 23, 2008. The option fully vests upon a change of control of the Company. On August 21, 2006, Mr. Paolino received an option to purchase 450,000 shares of common stock at an exercise price of $2.30 per share. The option grant was based on the competitive total direct compensation in the marketplace. The Black Scholes value of the option gran, plus Mr. Paolino’s base salary, was intended to bring Mr. Paolino to an appropriate level for similarly situated executives. The market study prepared by Compensation Resources, Inc. indicated that the 50th percentile for Total Direct Compensation (Cash Compensation plus Equity) was $1,117,300. The Compensation Committee decided to award Mr. Paolino with the amount of options that would bridge the gap between his $450,000 cash compensation and the $1,117,300 total compensation. The option to purchase 450,000 shares was immediately exercisable. The intent was to reward Mr. Paolino for his performance, and provide him with the motivation to stay with the Company and grow the stock price to benefit the shareholders.

On March 1, 2006, the Compensation Committee authorized stock options to Mr. Krzemien, Mr. Kramer and Mr. Pirollo as incentive compensation for their 2005 performance to purchase 60,000, 75,000 and 25,000 shares of common stock, respectively. The options are exercisable at $2.40 per share, the closing price of the Company’s common stock on March 1, 2006, the day on which these options were granted by the Compensation Committee. Although these grants were promptly communicated to the recipient, the option agreements were dated March 23, 2006, the day when they were physically prepared and delivered. The options awarded vested one-third upon issuance, one-third twelve months from issuance and one-third twenty-four months from issuance. The options fully vest upon a change of control.

Aggregated Option and Warrant Exercises in Last Fiscal Year
The following table sets forth certain information regarding stock options held by the Named Executive Officers during the fiscal year ended December 31, 2006, including the number of exercisable and unexercisable stock options as of December 31, 2006 by grant. No options were exercised by any of the Named Executive Officers during the fiscal year ended December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise		Option
	(#)	(#)	Price	Option	Expiration
Name	Exercisable	Unexercisable	($)	Grant Date	Date
Louis D. Paolino, Jr.(1)	5,000	—	2.56	10/18/2000	10/18/2010
	87,500	—	2.36	4/4/2002	4/4/2012
	150,000	—	1.32	7/14/2003	7/14/2013
	568,182	—	4.21	11/2/2004	11/2/2014
	14,000	—	5.35	11/19/2004	11/19/2014
	150,000	—	5.35	11/19/2004	11/19/2014
	15,000	—	2.64	10/31/2005	10/31/2015
	50,000	100,000	2.40	3/23/2006	3/23/2016
	450,000	—	2.30	8/21/2016	8/21/2016

Gregory M. Krzemien(2)	62,500	—	5.38	3/26/1999	3/26/2009
	50,000	—	1.38	3/30/2001	3/30/2011
	37,500	—	2.36	4/4/2002	4/4/2012
	150,000	—	1.32	7/14/2003	7/14/2013
	50,000	—	5.35	11/19/2004	11/19/2014
	20,000	40,000	2.40	3/23/2006	3/23/2016

Robert M. Kramer (3)	81,395	—	5.38	3/26/1999	3/26/2009
	18,605	—	11.00	12/27/1999	12/27/2009
	5,000	—	2.56	10/18/2000	10/18/2010
	50,000	—	5.38	3/30/2001	3/30/2011
	37,500	—	2.36	4/4/2002	4/4/2012
	150,000	—	1.32	7/14/2003	7/14/2013
	37,500	—	4.21	11/2/2004	11/2/2014
	75,000	—	5.35	11/19/2004	11/19/2014
	25,000	50,000	2.40	3/23/2016	3/23/2016

Ronald R. Pirollo (4)	25,000	—	5.38	3/26/1999	3/26/2009
	5,000	—	8.63	2/24/2000	2/24/2010
	30,000	—	1.38	3/30/2001	3/30/2011
	15,000	—	2.36	4/4/2002	4/4/2012
	100,000	—	1.69	11/14/2003	11/14/2013
	25,000	—	5.35	11/19/2004	11/19/2014
	8,334	16,666	2.40	3/23/2006	3/23/2016

(1)
All options are fully vested, except for the option for 150,000 shares granted to Mr. Paolino on March 23, 2006, of which 50,000 options are vested and 100,000 are not vested. The 100,000 unvested options vest, 50,000 on March 23, 2007 and 50,000 on March 23, 2008.

(2)
All options are fully vested, except for the option for 60,000 shares granted to Mr. Krzemien on March 23, 2006, of which 20,000 options are vested and 40,000 are not vested. The 40,000 unvested options vest, 20,000 on March 23, 2007 and 20,000 on March 23, 2008.

(3)
All options are fully vested, except for the option for 75,000 shares granted to Mr. Kramer on March 23, 2006, of which 25,000 options are vested and 50,000 are not vested. The 50,000 unvested options vest, 25,000 on March 23, 2007 and 25,000 on March 23, 2008.

(4)
All options are fully vested, except for the option for 25,000 shares granted to Mr. Pirollo on March 23, 2006. Unvested option of 8,333 as of the July 25, 2007, date of Mr. Ron Pirollo’s resignation, will remain unvested. Mr. Pirollo’s resignation prevents further vesting.

THE PRINCIPAL STOCKHOLDERS OF MACE
Beneficial Ownership
The following beneficial ownership table sets forth information as of November 2, 2007 regarding ownership of shares of Mace common stock by the following persons:
•	each person who is known to Mace to own beneficially more than 5% of the outstanding shares of Mace common stock, based upon Mace’s records or the records of the SEC;
•	each director of Mace;
•	each Named Executive Officer; and
•	all directors and executive officers of Mace, as a group.
Unless otherwise indicated, to Mace’s knowledge, all persons listed on the beneficial ownership table below have sole voting and investment power with respect to their shares of Mace common stock. Shares of Mace common stock subject to options or warrants exercisable within 60 days of November 2, 2007 are considered outstanding for the purpose of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

			Percentage of
Name and Address of	Amount and Nature of Beneficial		Common Stock
Beneficial Owner	Ownership		Owned (1)

Louis D. Paolino, Jr.	2,430,640	(2)	13.5%

Lawndale Capital Management, LLC 591 Redwood Highway, Suite 2345 Mill Valley, CA 94941	1,574,479	(3)	9.6

Ancora Capital, Inc. One Chagrin Highlands 2000 Auburn Drive, Suite 300 Cleveland, Ohio 44122	1,310,700	(4)	8.0

Mark S. Alsentzer	607,500	(5)	3.7

Matthew J. Paolino	313,354	(6)	1.9

Robert M. Kramer	604,539	(7)	3.6

Gregory M. Krzemien	435,250	(8)	2.6

Gerald T. LaFlamme	—		000 *

Constantine N. Papadakis, Ph.D.	112,500	(9)	*

Burton Segal	55,000	(10)	*

Dennis R. Raefield	—		*

All current directors and executive officers as a group (9 persons)	4,558,783	(11)	23.6%

*	Less than 1% of the outstanding shares of Mace common stock.

(1)	Percentage calculation is based on 16,465,253 shares outstanding on November 2, 2007.

(2)	Includes options to purchase 1,539,682 shares.

(3)
According to their Schedule 13D Amendment 7 filed with the Securities and Exchange Commission on October 15, 2007, consists of 1,574,479 shares to which Lawndale Capital Management, LLC (“Lawndale”) has shared voting and dispositive power. The Schedule 13D was filed jointly by Lawndale, Andrew Shapiro and Diamond A. Partners, L.P. (“Diamond”). Lawndale is the investment advisor to and the general partner of Diamond, which is an investment limited partnership. Mr. Shapiro is the sole manager of Lawndale. Mr. Shapiro is also deemed to have shared voting and dispositive power with respect to the shares reported as beneficially owned by Lawndale. Diamond has shared voting and dispositive power with respect to 1,241,038 shares of the Company.

(4)
According to their Schedule 13D Amendment 3, Ancora Group, which includes Ancora Capital; Ancora Securities Inc, the main subsidiary of Ancora Capital; Ancora Advisors LLC; Ancora Trust, the master trust for the Ancora Mutual Funds; Ancora Foundation, a private foundation; Merlin Partners, an investment limited partnership; and various owners and employees of the aforementioned entities have aggregate beneficial ownership of 1,310,700 shares. Ancora Securities Inc is registered as a broker/dealer with the Securities and Exchange Commission (the “SEC”) and the National Association of Securities Dealers. Ancora Advisors LLC is registered as an investment advisor with the SEC under the Investment Advisors Act, as amended. The Ancora Trust, which includes Ancora Income Fund, Ancora Equity Fund, Ancora Special Opportunity Fund, Ancora Homeland Security Fund and Ancora Bancshares, are registered with the SEC as investment companies under the Investment Company Act, as amended. Mr. Richard Barone is the controlling shareholder of Ancora Capital, controls 31% of Ancora Advisors, owns approximately 15% of Merlin Partners, and is Chairman of and has an ownership interest in the various Ancora Funds. Ancora Advisors LLC has the power to dispose of the shares owned by the investment clients for which it acts as advisor, including Merlin Partners, for which it is also the General Partner, and the Ancora Mutual Funds. Ancora Advisors LLC disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein. Ancora Securities Inc. acts as the agent for its various clients and has neither the power to vote nor the power to dispose of the shares. Ancora Securities Inc. disclaims beneficial ownership of such shares. All entities named herein (“Ancora Group”) each disclaim membership in a Group within the meaning of Section 13(d)(3) of the Exchange Act and the Rules and Regulations promulgated thereunder.

(5)
Includes options to purchase 107,500 shares. Also includes 200,000 shares that have been delivered by Mr. Alsentzer in street name to Argyll Equities, LLC (“Argyll”), as collateral for a $600,000 loan obtained by Mr. Alsentzer on April 27, 2004 (“Pledged Shares”). Mr. Alsentzer had advised the Company that he retained the right to vote the Pledged Shares. By letter dated May 4, 2005, Mr. Alsentzer requested that Argyll confirm in writing that the Pledged Shares were in Argyll’s possession and being held as collateral, under the terms of Mr. Alsentzer’s agreement with Argyll. To date, Mr. Alsentzer has not received the requested confirmation or any notice of default from Argyll. Based on the information the Company has received, the Company is not able to determine whether Mr. Alsentzer retains beneficial ownership over the Pledged Shares.

(6)	Includes options to purchase 111,500 shares.

(7)	Includes options to purchase 525,000 shares.

(8)	Includes options to purchase 410,000 shares.

(9)	Represents options to purchase 102,500 shares. (10) Represents options to purchase 55,000 shares. (11) See Notes 2 and 5 through 10 above.
Section 16(a) Beneficial Ownership Reporting Compliance.
Section 16(a) of the Exchange Act requires Mace’s directors and executive officers, as well as persons beneficially owning more than 10% of Mace’s outstanding shares of common stock and certain other holders of such shares (collectively, “Covered Persons”), to file with the Commission and the Nasdaq Stock Market (the “Nasdaq”), within specified time periods, initial reports of ownership, and subsequent reports of changes in ownership, of common stock and other equity securities of Mace. Based upon Mace’s review of copies of such reports furnished to it and upon representations of Covered Persons that no other reports were required, to Mace’s knowledge, all of the Section 16(a) filings required to be made by the Covered Persons with respect to 2006 were made on a timely basis.
ADDITIONAL INFORMATION
Certain Relationships and Related Party Transactions
The Company’s Security Segment leases manufacturing and office space under a five-year lease with Vermont Mill, Inc. (“Vermont Mill”). Vermont Mill is controlled by Jon E. Goodrich, a former director and current employee of the Company. In November 2004, the Company exercised an option to continue the lease through November 2009 at a rate of $10,576 per month. The Company believes that the lease rate is lower than lease rates charged for similar properties in the Bennington, Vermont area. On July 22, 2002, the lease was amended to provide Mace the option and right to cancel the lease with proper notice and a payment equal to six months of the then current rent for the leased space occupied by Mace. Rent expense under this lease was $127,000 for years ending December 31, 2006 and 2005.
On September 29, 2005, Louis Paolino III, the son of the Company’s Chief Executive Officer, Louis Paolino, Jr., purchased from the Company a warehouse bay in Hollywood, Florida that is no longer used in the Company’s operations for $306,000 in cash. The Company’s Audit Committee authorized the Company on February 14, 2005 to proceed with a sale of the warehouse property to Louis Paolino III for $306,000. The Company paid $256,688 for the property in 2003. The warehouse property was appraised by a third party independent appraiser on January 18, 2005 at an estimated market value of $306,000.

The Company’s Audit Committee Charter, Section IV.E.(vi), provides that the Audit Committee annually reviews all existing related party transactions or other conflicts of interest that exist between employees and directors and the Company. The Audit Committee Charter also requires that the Audit Committee review all proposed related party transactions. As provided in Section IV.E.(iv) of the Audit Committee Charter, the Company may not enter into a related party transaction, unless the transaction is first approved of by the Audit Committee. The Audit Committee Charter is in writing and is available for review on the Company’s website at www.mace.com. The current members of the Audit Committee are Constantine N. Papadakis, Ph.D., Mark Alsentzer and Burton Segal. When reviewing related party transactions, the Audit Committee considers the benefit to the Company of the transaction and whether the transaction furthers the Company’s interest. The decisions of the Audit Committee are set forth in writing in the minutes of the meetings of the Audit Committee.
Deadline For Stockholder Proposals
July 9, 2008 is the deadline for stockholders to submit proposals pursuant to Rule 14a-8 of the Exchange Act for inclusion in Mace’s Proxy Statement for Mace’s 2008 Annual Meeting of Stockholders. If any stockholder proposal is submitted after September 22, 2008, the Proxy holders will be allowed to use their discretionary voting authority when the proposal is raised at the 2008 Annual Meeting without any discussion of the matter in the Proxy Statement for that meeting.
Stockholder Access Policy
Stockholders who wish to communicate with directors should do so by writing to the Company’s Secretary, Robert M. Kramer, at the Company’s offices at 240 Gibraltar Road, Suite 220, Pennsylvania Business Campus, Horsham, Pennsylvania 19044. The Secretary of the Company reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or Board committees or that he otherwise determines requires their attention. Directors may at any time review all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters will be brought to the attention of the Company’s Audit Committee.
Mace’s Annual Report
A copy of Mace’s 2006 Annual Report to Stockholders (including its Annual Report on Form 10-K, with financial statements and schedules, but excluding exhibits) accompanies this Proxy Statement, but it is not to be regarded as proxy solicitation material. Upon request and with the payment of a reasonable fee, Mace will furnish to record and beneficial holders of its common stock copies of exhibits to the Form 10-K. Direct all requests for copies of the above materials to Eduardo Nieves, Investor Relations, at the offices of Mace set forth on page 1 of this proxy statement.
By Order of the Board of Directors,
/s/ Robert M. Kramer
Robert M. Kramer, Secretary
Fort Lauderdale, Florida
November 6, 2007

ANNUAL MEETING OF STOCKHOLDERS OF MACE SECURITY INTERNATIONAL, INC. December 14, 2007 Please date, sign and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. Election of Directors: NOMINEES: FOR ALL NOMINEES O Louis D. Paolino, Jr. O Mark S. Alsentzer WITHHOLD AUTHORITY O Constantine N. Papadakis, Ph.D FOR ALL NOMINEES O Dennis R. Raefield O Gerald T. LaFlamme FOR ALL EXCEPT O John C. Mallon (See instructions below) INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. FOR AGAINST ABSTAIN 2. Ratification of the Audit Committee’s appointment of Grant Thornton LLP as Mace’s independent registered public accounting firm for fiscal year 2007. In their discretion, the Proxies are authorized, to the extent permitted by the rules of the Securities and Exchange Commission, to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

MACE SECURITY INTERNATIONAL, INC. 401 East Las Olas Boulevard, Suite 1570 Fort Lauderdale, Florida 33301 PROXY Annual Meeting of StockholdersDecember 14, 2007 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Gregory M. Krzemien and Robert M. Kramer severally as proxies, each with the power to appoint his substitute, and hereby authorizes either or both of them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Mace Security International, Inc. (“Mace”) held of record by the undersigned on November 2, 2007, at the Annual Meeting of Stockholders to be held on December 14, 2007, and at any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED FOR ELECTION OF DIRECTORS UNDER THE PROPOSAL; AND IN ACCORDANCE WITH THE PROXIES’ JUDGEMENT UPON OTHER MATTERS PROPERLY COMING BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF. (Continued and to be signed on the reverse side)